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                                                                    EXHIBIT 10.7


Douglas S. Ingram, Esq.
Associate General Counsel
Direct:  (714) 246-4535
Fax:     (714) 246-4774


October 23, 1998


Francis R. Tunney, Esq.
Corporate Vice President,
General Counsel and Secretary
Allergan, Inc.
2525 Dupont Drive
Irvine, CA  92612

William C. Shepherd
President and Chief Executive Officer
Allergan Specialty Therapeutics, Inc.
2525 Dupont Drive
Irvine, CA  92612

RE:      WAIVER OF POTENTIAL CONFLICT OF INTEREST

Dear Frank and Bill:

As you know, I am currently serving as in-house counsel to Allergan, Inc. ("Allergan") with the title of Associate General Counsel. In such capacity, I handle a wide variety of legal matters on behalf of Allergan, including but not limited to advising Allergan on matters relating to Allergan Specialty Therapeutics, Inc.
("ASTI"), general corporate matters and other day-to-day legal matters.

I have been requested to serve as General Counsel and Secretary for ASTI. In such capacity, I will remain an employee of Allergan but will also handle a wide variety of legal matters for ASTI, including, but not limited to, advising ASTI on matters relating to Allergan, general corporate matters and other day-to-day legal matters.

As part of my ongoing concurrent representation of Allergan and ASTI, there may be instances in which the interests of Allergan and ASTI may diverge and with respect to which I determine that an actual conflict of interest exists in my representation of both parties ("Actual Conflict Matters"). I will endeavor to notify Allergan and ASTI of any Actual Conflict Matters of which I become aware. With respect to such Actual Conflict Matters, I will cause ASTI to seek outside

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Francis R. Tunney, Jr.
William C. Shepherd
October 23, 1998
Page 2

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legal advice and will refrain from giving advice to ASTI. However, regardless of any Actual Conflict Matters, I will remain an employee of and counsel for Allergan and will not refrain from providing advice to Allergan on any matter, including the Actual Conflict Matter.

As an attorney in California, I am obliged to bring to your attention Rule 3-310 of the Rules of Professional Conduct promulgated by the State Bar of California applicable to attorneys in California. Rule 3-310 provides, in relevant part:

                  (A) For purposes of this rule:

                           (1) "DISCLOSURE" means informing the client or former client of the relevant circumstances and of the actual and reasonably foreseeable adverse consequences to the client or former client;

                           (2) "INFORMED WRITTEN CONSENT" means the client's or former client's written agreement to the representation following written disclosure;

                           (3) "WRITTEN" means any writing as defined in Evidence Code section 250.

                  . . .

                  (C) A member shall not, without the informed written consent of each client:

                           (1) Accept representation of more than one client in a matter in which the interests of the clients potentially conflict; or

                           (2) Accept or continue representation of more than one client in a matter in which the interests of the clients actually conflict; or

                           (3) Represent a client in a matter and at the same time in a separate matter accept as a client a person or entity whose interest in the first matter is adverse to the client in the first matter.

                  . . .

                  (E) A member shall not, without the informed written consent of the client or former client, accept employment adverse to the client or former client, where, by reason of the representation of the client or former client, the member has obtained confidential information material to the employment.

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Francis R. Tunney, Jr.
William C. Shepherd
October 23, 1998
Page 3

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In view of Rule 3-310 and my continuing representation of Allergan and ASTI as outlined above, Allergan and ASTI each acknowledges (i) its express and informed consent to my separate, ongoing and continuing representation of Allergan and ASTI with regard to any matter other than Actual Conflict Matters and (ii) that if an Actual Conflict Matter arises, I will not advise ASTI regarding such matter but will continue as Allergan's counsel regardless of the Actual Conflict Matter and will continue to provide counsel to Allergan on all matters.

You further agree that I may withdraw my continued representation of either party at any time if, in my opinion, it might violate the applicable California Rules of Professional Conduct. By giving your consent, you acknowledge that I have made full disclosure to you of the facts and circumstances surrounding any conflict of interest or potential conflict which may exist now or in the future with regard to the foregoing matters.

Due to my ongoing separate representation of Allergan and ASTI, you understand that I may receive confidential information from Allergan and ASTI in the course of my separate representations. Under Rule 3-310(C), I am seeking consent only as to the matters specified above, not to the disclosure of any confidential information I may have received from Allergan or ASTI. Notwithstanding any provision of this letter, I will continue to protect your respective confidential information at all times.

I will be pleased to answer any questions you may have concerning my representation or this requested consent. You are, of course, free to consult independent counsel about this consent. Please indicate your consent to the matters outlined above by signing this letter below and returning it to me.


Sincerely,

/s/ Douglas S. Ingram

Douglas S. Ingram


The foregoing is acknowledged, agreed to and consented to in all respects:

Allergan, Inc.                             Allergan Specialty Therapeutics, Inc.


/s/ Francis R. Tunney                      /s/ William C. Shepherd
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Francis R. Tunney, Esq.                    William C. Shepherd
Corporate Vice President,                  President and Chief Executive Officer
General Counsel and Secretary